Exhibit 99.1

Investor Contact:	Brendon Frey, ICR
(203) 682-8200
Brendon.Frey@icrinc.com

Media Contact:	Katy Michael/Crocs Inc.
(303) 848-7000
kmichael@crocs.com

Crocs, Inc. Hosts 2015 Investor Day Meeting

Updates Third Quarter 2015 Sales Guidance

Reaffirms Mid-Term Operating Margin Target

NIWOT, COLORADO — September 30, 2015 — Crocs, Inc. (NASDAQ: CROX) today is hosting an Investor Day meeting in Boston beginning at approximately 9:00 am Eastern Time and ending at approximately 12:30 pm Eastern Time.  A live audio broadcast of management’s presentations and the presentation materials are available by clicking the ‘Investor Relations’ link under the company section on www.crocs.com. An audio replay of the webcast will be available on the Crocs website after the presentation.

In the presentation, the company is updating its third quarter 2015 consolidated revenue guidance to a range of $270 to $280 million, reflecting unfavorable changes in foreign currency exchange rates totaling approximately $4 million and the company’s decision to hold back approximately $6 million of orders to select China distributors in the third quarter.

Also in the presentation, the company is reaffirming its mid-term operating margin target range of 10% to 12% as early as 2018.

About Crocs, Inc.

Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers several distinct shoe collections with more than 300 four-season footwear styles. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs fans “Get Crocs Inside” every pair of shoes, from the iconic clog to new sneakers, sandals, boots and heels. Since its inception in 2002, Crocs has sold more than 200 million pairs of shoes in more than 90 countries around the world.

Visit www.crocs.com for additional information.

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding prospects, investments in our business and outlook. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to successfully implement our strategic plans; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of September 30, 2015.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.